Exhibit 99.1

Aug. 30, 2000                                  CONTACTS:        Gail Schutz
                                                                Duke Energy
                                               Phone:           713/627-4060

                                                                Regina Biddings
                                                                NiSource
                                               Phone:           219/647-6204


DUKE ENERGY GAS TRANSMISSION ANNOUNCES PURCHASE
OF MHP GAS STORAGE FROM NiSOURCE


HOUSTON and MERRILLVILLE, IND.-- Duke Energy Gas Transmission Corporation (DEGT) announced today that it has entered into a definitive agreement to purchase the natural gas salt cavern storage business commonly known as Market Hub Partners
(MHP) from subsidiaries of NiSource Inc., for $250 million in cash plus the assumption of $150 million in debt.

This new line of business for DEGT has 23 billion cubic feet (Bcf) of storage capacity with significant expansion capability. The stock purchase is expected to close later this year, pending Federal Trade Commission approval.

"We are enthusiastic about our entry into this business that has an increasingly important value in the natural gas marketplace," said Robert Evans, president, DEGT. "The characteristics of the combined salt cavern storage facilities with delivery capabilities of up to 2 Bcf/day (Bcf/d) and injection capabilities of up to 1 Bcf/d are well suited to meet load swings brought about by gas-fired electric power generation and the peak winter heating load growth of local distribution companies. Additionally, the location of the Moss Bluff and Egan storage

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facilities provide additional supply security to mitigate the effects of severe weather conditions in the Gulf Coast supply region."

"We are selling these superior assets in order to prepare for our merger with Columbia Energy Group," said Gary L. Neale, NiSource chairman, president and chief executive officer. "Through our ongoing storage contracts with MHP, we will continue to derive optionality from those assets, and we look forward to working with Duke Energy as they enter this business. Combining with Columbia, NiSource will have over 650 Bcf of storage capacity in its key market areas. Columbia's extensive storage assets at both the local distribution and interstate pipeline levels support NiSource's strategy going forward."

The Moss Bluff storage facilities are in Liberty County,Texas, and the Egan storage facilities are in Acadia Parish, La. Both are situated near industry-recognized market hubs at the convergence of major interstate and intrastate natural gas pipelines and serve as aggregation points for natural gas collected along the Texas and Louisiana Gulf coasts. MHP is also developing high deliverability salt cavern storage facilities in Copiah County, Miss., and Tioga County, Pa.

MHP is a subsidiary of EnergyUSA, a wholly owned subsidiary of NiSource Inc.

NiSource Inc. (NYSE: NI) is a holding company with headquarters in Merrillville, Ind., whose primary business is the distribution of electricity, natural gas and water in the Midwest and Northeastern United States. The company also markets utility services and customer-focused resource solutions along a corridor from Texas through Chicago to Maine. More information about the company is available on the Internet at www.nisource.com.

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Duke Energy Gas Transmission, based in Houston, operates 12,000 miles of natural gas pipelines known as Texas Eastern Transmission Corp., Algonquin Gas Transmission Co., East Tennessee Natural Gas Co. and with other partners, Maritimes & Northeast Pipeline.

Together, these companies transport 8 percent of the natural gas consumed in the United States.

Duke Energy, a diversified multinational energy company, creates value for customers and shareholders through an integrated network of energy assets and expertise. Duke Energy manages a dynamic portfolio of natural gas and electric supply, delivery and trading businesses -- generating revenues of nearly $22 billion in 1999. Duke Energy, headquartered in Charlotte, N.C., is a Fortune 100 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.
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